Exhibit 10.2

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Lease”) dated as of April 1, 2021, between SFA 50 Millstone Road, LLC, a New Jersey limited liability company, with offices at 312 Route 38 West, Suite 100, Moorestown, NJ 08057 (“Landlord”), and Greenland Technologies Corporation, with its principal office at Sunking Plaza Gaojiao Road, Building No.12, 11th floor, Hangzhou 311122 China (“Tenant”).

In consideration of the rents, covenants, and agreements hereinafter set forth, the sufficiency of which is hereby acknowledged and agreed, Landlord and Tenant covenant, warrant, and agree as follows:

1. Definitions. For purposes of this Lease, the following terms shall have the following meanings:

“Alterations” shall have the meaning set forth in Section 8(a) hereof.

“Additional Rent” shall mean all amounts payable by Tenant under this Lease, other than the payment of Fixed Rent, including those items set forth in Section 4 and Section 151 hereof.

“Broker” shall mean N/A.

“Base Year” shall be 2021 calendar year.

“Building” shall mean the building known as Building 400 having the street address of 50 Millstone Road, East Windsor, New Jersey.

“Building Systems” shall mean the HVAC Systems and the other mechanical, electrical, plumbing and life safety systems of the Building.

“Common Areas” shall mean the roadways, parking areas and landscaped areas on the Property, and the entrances, lobby, access ways, hallways, lavatories and other areas located within the Building or otherwise on the Property that are intended for the common use of all tenants of the Building and their invitees.

“Default Rate” shall have the meaning set forth in Section 4(i) hereof.

“Extension Conditions” shall mean, as a condition to Tenant exercising each Extension Option: (a) Tenant gives Landlord written notice no less than four (4) months prior to the commencement of the First Extension Term or Second Extension Term, as applicable, that Tenant is exercising the Extension Option; (b) at the date the applicable Extension Option is exercised, and at the commencement of the First Extension Term or the Second Extension Term, as applicable, no Event of Default has occurred and is continuing; and (c) Tenant has not been more than ten (10) business days late in the payment of any or all Rent more than a total of two(2) times for all periods prior to the commencement of the applicable Extension Term.

“Extension Option” shall have the meaning set forth in Section 3(b) hereof.

“First Extension Term” shall have the meaning set forth in Section 3(b) hereof.

“Fixed Rent” shall mean the payments specified in Section 4.

“Hazardous Materials” shall mean any chemical, compound, material, substance, or other matter that: (a) is defined as a hazardous substance, hazardous material or waste, or toxic substance under any Hazardous Materials Law; (b) is regulated, controlled, or governed by any Hazardous Materials Law or other laws; (c) is petroleum or a petroleum product; or (d) is asbestos, formaldehyde, radioactive material, drug, bacteria, virus, or other injurious or potentially injurious material (by itself or in combination with other materials).

“Hazardous Materials Laws” shall mean and include any and all present and future federal, state, or local laws, ordinances, rules, decrees, orders, regulations, or court decisions relating to hazardous substances, hazardous materials, hazardous waste, toxic substances, environmental conditions on, under, or about the Premises, the Building, or the Property, or soil and ground water conditions, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA), the Resource Conservation and Recovery Act (RCRA), the Hazardous Materials Transportation Act, the Clean Air Act, the Clean Water Act, the New Jersey Spill Compensation and Control Act, the New Jersey Industrial Site Recovery Act, the New Jersey Site Remediation Reform Act, the New Jersey Brownfield and Contaminated Site Remediation Act, the New Jersey Environmental Rights Act, the New Jersey Air Pollution Control Act, the New Jersey Water Pollution Control Act, and any other law or legal requirement concerning hazardous or toxic substances, and any amendments to the foregoing.

“HVAC Systems” shall mean the heating, air conditioning, and ventilating systems of the Building.

“Landlord’s Address for Notices” shall mean 312 Route 38 West, Suite 100, Moorestown, NJ 08057.

“Lease Commencement Date” shall mean the date the Premises is delivered to Tenant in broom clean condition (May 3rd, 2021).

“Lease Expiration Date” shall mean the last day of the month in which the Twelfth (12th) Month anniversary of the Lease Commencement Date occurs, as same may be extended pursuant to Section 3 hereof, or such earlier date on which the Term shall sooner end under any of the terms, covenants, or conditions of this Lease or by law.

“Permitted Use” shall mean General Office.

“Premises” shall mean approximately One Thousand Four Hundred and Forty (1,440) square feet of rentable area designated as Suite 130 located on the First (1st) floor of the Building, as more particularly shown on Exhibit “A” attached hereto.

“Property” shall mean the Building together with the parking lot and all appurtenances thereto on which the Building is located, together with all other improvements which may hereafter be constructed on such parcel of land.

“Rent” shall mean Fixed Rent and Additional Rent, collectively.

“Security Deposit” shall mean a security deposit in the amount of Two Thousand Eight Hundred and Twenty ($2,820).

“Second Extension Term” shall have the meaning set forth in Section 31 hereof.

“Tenant Owned Property” shall have the meaning set forth in Section 8(c) hereof.

“Tenant Parties” shall have the meaning set forth in Section 6(b) hereof.

“Tenant’s Address for Notices” shall mean Greenland Technologies Corporation 50 Millstone Road, Building 400, Suite 130, East Windsor, NJ 08512.

“Tenant’s Share” shall be 0.49%, which is the number, expressed as a percentage, that is derived by dividing the rentable square feet of the Premises (1,440) by the rentable square feet of the Building (291,550), which Tenant’s Share may increase or decrease as the Building or Premises size increases or decreases.

“Term” shall mean a term of one (1) year commencing on the Lease Commencement Date and ending on the Lease Expiration Date.

2. Premises.

(a) Landlord hereby leases to Tenant, and Tenant hereby rents from Landlord, the Premises for the Term.

(b) Tenant shall have the non-exclusive right to use the Common Areas of the Building. Except as may be otherwise provided expressly in this Lease, Tenant shall not have the right to use the roof, electrical closets, janitorial closets, mechanical rooms, telephone rooms, or any other non-common or non-public area of the Building and the Property.

3. Term.

(a) The Term shall commence on the Lease Commencement Date and shall expire on the Lease Expiration Date.

(b) Tenant is granted the option (“Extension Option”) to extend the initial Term of this Lease for an additional term of one (1) year (“First Extension Term”) with a $.25 increase upon all the terms and conditions of this Lease and provided all of the Extension Conditions are met.

(c) Tenant is granted an additional Extension Option to extend the Term of this Lease for an additional term of one (1) year (“Second Extension Term”) with a $.25 increase upon all the terms and conditions of this Lease and provided all of the Extension Conditions are met.

4. Fixed Rent.

(a) Tenant covenants and agrees to pay Fixed Rent in advance on the first (1st) day of each calendar month during the Term and without notice, demand, abatement, deduction, counterclaim, setoff, defense or otherwise, in lawful money of the United States, to Landlord at Landlord’s Address for Notices throughout the Term of this Lease in accordance with the rent schedule on Exhibit “B” which is attached hereto and incorporated herein by reference.

Tenant shall pay Landlord, as Additional Rent, an amount equal to Tenant’s Share of expenses in excess of the amount of Expenses for the Base Year, as follows:

(a) Tenant covenants and agrees to pay, as Additional Rent in equal monthly installments payable on the first day of each calendar month throughout the term of this Lease, the sum of $1.75 per rentable square foot per annum (i.e. $2,520 per annum) (the “Electricity Amount”), to compensate Landlord for the electrical wiring and other installations necessary for, and for its obtaining and redistribution of, electric current as an additional service. If the cost to Landlord of electricity shall have been, or shall be, increased subsequent to the date of this Lease, by change in Landlord’s electric rates, charges, fuel adjustment, or service classifications, or by taxes or charges of any kind imposed thereon, or for any other such reason, then the Electricity Amount shall be increased in the same percentage, but no higher than $2.50 per rentable square foot per annum during the Term of the Lease.

(b) Within one hundred twenty (120) days after the end of each calendar year, Landlord shall endeavor to provide a statement (“Operating Statement”) to Tenant showing, in reasonable detail: (i) the amount Expenses for such calendar year, (ii) any payments of Estimated Additional Rent by Tenant during such calendar year, and (iii) any revision of the amount of Estimated Additional Rent for the then current calendar year. The failure of Landlord to timely submit an Operating Statement for any year shall not be a waiver of Landlord’s right to collect any Rent described under this Lease. If Landlord does not send an Operating Statement within three hundred sixty-five (365) days following the end of a calendar year, then Tenant shall not be liable for any underpayments for the prior calendar year (other than, with respect to Taxes, to the extent that the amount of Taxes is changed by a municipal taxing authority for any prior year, but in no event later than three hundred sixty-five (365) days following the expiration of the Term).

(c) If an Operating Statement shows that Tenant’s actual Estimated Additional Rent payments were less than Tenant’s actual obligations for Tenant’s Share of Expenses for the applicable year, then Tenant shall pay the shortfall within thirty (30) days after Tenant’s receipt of the Operating Statement.

(d) If an Operating Statement shows an increase in the amount of Estimated Additional Rent for the current calendar year, Tenant shall: (i) pay the difference between the new and former estimates for the period from the date of the last adjustment of Estimated Additional Rent through the month in which the Operating Statement is dated, which payment shall be made within thirty (30) days after Tenant’s receipt of the Operating Statement, and (ii) thereafter pay the new Estimated Additional Rent amount until any subsequent adjustment thereof.

(e) If an Operating Statement shows that Tenant’s payments of Estimated Additional Rent exceeded Tenant’s actual obligations for Expenses, Landlord shall credit the excess against payment of Estimated Additional Rent next due. If the Term shall have expired and no further Rent shall be due or if the credit exceeds the amount of Estimated Additional Rent due for the remainder of the Term, Landlord shall provide a refund or a credit against unpaid Base Rent of such excess at the time Landlord sends the Operating Statement.

(f) Landlord reserves the right to reasonably change or update the Estimated Additional Rent (based on Landlord’s reasonable analysis that the Estimated Additional Rent has changed), from time to time, the manner and timing of the computation of Additional Rent, provided that the timing of Tenant’s payments of Additional Rent shall not materially change. In lieu of providing one Operating Statement covering all items of Expenses, Landlord may provide separate statements, at the same or different times.

(g) Concurrently with Tenant’s execution of this Lease, Tenant shall pay to Landlord an amount equal to one (1) monthly installment of Fixed Rent payable under this Lease for the first full calendar month of the Lease Term.

(h) If the Lease Commencement Date is a day other than the first day of a month, then the Fixed Rent from the Lease Commencement Date until the first day of the following month shall be pro-rated on a per diem basis at the rate of one-thirtieth (1/30th) of the monthly installment of Fixed Rent payable.

(i) In addition to the Fixed Rent to be paid as herein provided, Tenant shall pay, as Additional Rent, the cost of any late charges and interest charges as set forth in subsection (i) below, any insufficient fund charges for bounced checks, any court costs and attorney’s fees for enforcing Tenant’s obligations under this Lease, and other costs and expenses as specified in Section 151. Tenant’s obligations to make the payments required by this Section 4(d) as Additional Rent shall survive any termination of this Lease by lapse of time or otherwise.

(j) Any Rent payable by Tenant to Landlord under this Lease that is not paid within ten (10) business days after the same is due will be automatically subject to a late payment charge of ten percent (10%) of the delinquent amount, in each instance, to cover Landlord’s additional administrative costs. In addition to the late charge set forth above, Tenant shall also be required to pay interest on all such unpaid sums, at a per annum rate equal to the maximum rate permitted by applicable law (“Default Rate”) on all such outstanding charges of Rent, with said interest charges, as applicable, to be payable on the first (1st) day of each month throughout the Term of this Lease, without further notice or demand therefor by Landlord. Such late charges and interest will be due and payable as set forth herein and will accrue from the date that such Rent (including late charges and interest) sums are payable under the provisions of this Lease until actually paid by Tenant. The right of Landlord to charge a late charge and interest with respect to past due installments of Rent is in addition to Landlord’s rights and remedies upon an Event of Default.

5. Preparation for Occupancy. Prior to the Lease Commencement Date, Landlord, at its sole cost and expense, shall prepare the Premises for Tenant’s occupancy in accordance with the work letter attached hereto and incorporated herein as Exhibit “C”.

6. Use of Premises; Compliance with Laws; Hazardous Materials.

(a) The Premises shall be used only for the Permitted Use and for no other purpose.

(b) Tenant, and Tenant’s contractors, agents, servants, employees, attorneys, invitees and licensees (collectively “Tenant Parties”), shall comply with the Lease. Landlord may at any time or times hereafter adopt new rules and regulations or modify or eliminate existing rules and regulations.

(c) Tenant, at Tenant’s sole cost and expense, shall comply with and shall cause all of Tenant Parties to comply with all applicable laws, statutes, ordinances, rules, orders, codes, directives, requirements, and regulations of federal, state, county, or municipal governmental and quasi-governmental authorities, including, without limitation, the Americans with Disabilities Act of 1990, as amended by the Americans with Disabilities Act Amendments Act of 2008 (and the regulations promulgated thereunder) applicable to the use or occupancy of the Premises. The foregoing obligation of Tenant shall not however permit Tenant to make, without Landlord’s prior written approval, any Alterations to the Premises which otherwise would require Landlord’s approval under this Lease, and Tenant shall comply with all of the requirements of this Lease in making any such Alterations.

(d) Tenant shall not cause or permit any Hazardous Materials to be generated, used, released, stored, or disposed of in or about the Premises, the Building, or the Property; provided, however, Tenant may use and store reasonable quantities of cleaning and office supplies and other similar materials as may be reasonably necessary for Tenant to conduct normal business operations in the Premises. Tenant shall indemnify and hold Landlord, its employees, and agents, harmless from and against any damage, injury, loss, liability, charge, demand, or claim based on or arising out of the presence or removal of, or failure to remove, Hazardous Materials generated, used, released, stored, or disposed of by Tenant or any Tenant Party in or about the Premises, the Building, or the Property, whether before or after the Lease Commencement Date.

(e) Tenant agrees to comply with all Hazardous Materials Laws, including but not limited to the Industrial Site Recovery Act (N.J.S.A. 13:1k-6 et seq.), as same may be amended (ISRA). Tenant shall not conduct any operations that shall be deemed an “industrial establishment” as defined in ISRA. Tenant also agrees to execute such documents Landlord reasonably deems necessary and to make such applications as Landlord reasonably requires to assure compliance with ISRA. Tenant shall bear all costs and expenses incurred by Landlord associated with any required ISRA compliance resulting from Tenant’s use of the Premises, the Property, or the Building including but not limited to state agency fees, engineering fees, clean-up costs, filing fees, and suretyship expenses. As used in this Lease, ISRA compliance shall include a negative declaration or a de mimimis quantity exemption by the appropriate governmental authority. The foregoing undertaking shall survive the termination or sooner expiration of the Lease and surrender of the Premises and shall also survive sale, lease, or assignment of the Premises, the Property, or the Building by Landlord. Tenant shall immediately provide Landlord with copies of all correspondence, reports, notices, orders, findings, declarations, and other materials pertinent to Tenant’s compliance and the New Jersey Department of Environmental Protection’s requirements under ISRA as they are issued or received by Tenant.

7. Building and Equipment; Maintenance and Repairs. At its expense, Landlord shall keep the Premises, Building, Building Systems, and the Property in good repair and condition. Landlord shall supply the following services and utilities:

(a) Elevator service to the Premises during normal business hours, except on holidays during which the Building is closed.

(b) Heat, ventilating, and air conditioning during normal business hours, except on holidays during which the Building is closed.

(c) Cleaning and janitorial services, including removal of rubbish and furnishing washroom supplies.

(d) Hot and cold, running, potable water reasonably adequate for Tenant’s purposes.

(e) Electricity for lighting and operating computers, facsimile machines, scanners, and other business equipment.

(f) Providing, installing, and replacing all necessary light bulbs and tubes.

(g) Illuminating and maintaining the parking area, walks, and driveways.

(h) Removing ice, snow and litter from walks, driveways, and parking areas.

(i) Access to the Premises and the parking area from during normal business hours, except on holidays during which the Building is closed.

8. Alterations.

(a) Tenant shall not make or allow to be made any alterations, additions, or improvements in or to the Premises (collectively, “Alterations”) without first obtaining Landlord’s written consent, which consent shall be granted or denied in Landlord’s sole discretion.

(b) Tenant agrees that all such work shall be done at Tenant’s sole cost and expense and in a good and workmanlike manner, that the structural integrity of the Building shall not be impaired, and that no liens shall attach to all or any part of the Premises, the Building, or the Property by reason thereof. Tenant shall obtain, at its sole expense, all permits required for such work.

(c) Unless otherwise elected by Landlord as hereinafter provided, all Alterations made by Tenant shall become the property of Landlord and shall be surrendered to Landlord on or before the Lease Expiration Date except as otherwise set forth in this Lease. Notwithstanding the foregoing, movable equipment, trade fixtures, personal property, furniture, or any other items that can be removed without material harm to the Premises will remain Tenant’s property (collectively, “Tenant Owned Property”) and shall not become the property of Landlord but shall be removed by Tenant, at Tenant’s sole cost and expense, not later than the Lease Expiration Date. Tenant shall repair at its sole cost and expense all damage caused to the Premises or the Building by the removal of any Alterations that Tenant is required to remove or Tenant Owned Property. Landlord may remove any Tenant Owned Property or Alterations that Tenant is required but fails to remove at the Lease Expiration Date and Tenant shall pay to Landlord the reasonable cost of removal. Tenant’s obligations under this Section 8 shall survive the expiration or earlier termination of this Lease.

9. Insurance.

(a) Tenant shall procure at its cost and expense, and keep in effect during the Term, insurance coverage for all risks of physical loss or damage insuring the full replacement value of Alterations and all items of Tenant-Owned Property. Landlord shall not be liable for any damage or damages of any nature whatsoever to persons or property caused by explosion, fire, vandalism, theft or breakage, by falling plaster, by sprinkler, drainage, or plumbing systems, by air conditioning equipment, by the interruption of any public utility or service, by steam, gas, electricity, water, rain, or other substances leaking, issuing, or flowing into any part of the Premises, by natural occurrence, acts of the public enemy, riot, strike, insurrection, war, court order, requisition, or order of governmental body or authority, or by anything done or omitted to be done by any tenant, occupant, or person in the Building, it being agreed that Tenant shall be responsible for obtaining appropriate insurance to protect its interests.

(b) Tenant shall procure at its cost and expense, and maintain throughout the Term, comprehensive commercial general liability insurance applicable to the Premises with a minimum combined single limit of liability of One Million Dollars ($1,000,000.00), statutory worker’s compensation insurance, and employer’s liability insurance covering all of Tenant’s employees. Such liability insurance shall include, without limitation, products and completed operations liability insurance, fire and legal liability insurance, and such other coverage as Landlord may reasonably require from time to time. During the Lease Term at Landlord’s request, Tenant shall increase such insurance coverage to a level that is commercially reasonably required by Landlord.

(c) Tenant’s insurance shall be issued by companies authorized to do business in the State of New Jersey. Tenant shall have the right to provide insurance coverage pursuant to blanket policies obtained by Tenant if the blanket policies expressly afford the coverage required by this Section 9. All insurance policies required to be carried by Tenant under this Lease (except for worker’s compensation insurance) shall: (i) name Landlord, and any other reasonable number of parties designated by Landlord as additional insureds; (ii) as to liability coverage, be written on an “occurrence” basis; (iii) provide that Landlord shall receive fifteen (15) days’ notice from the insurer before any cancellation or change in coverage; and (iv) contain a provision that no act or omission of Tenant shall affect or limit the obligation of the insurer to pay the amount of any loss sustained. Each such policy shall contain a provision that such policy and the coverage evidenced thereby shall be primary and non-contributing with respect to any policies carried by Landlord. Tenant shall deliver reasonably satisfactory evidence of such insurance to Landlord on or before the date Tenant first enters or occupies the Premises, and thereafter at least thirty (30) days before the expiration dates of expiring policies. Notwithstanding the foregoing, if any such insurance expires without having been renewed by Tenant, Landlord shall have the option, in addition to Landlord’s other remedies, to procure such insurance for the account of Tenant, immediately and without notice to Tenant, and the cost thereof shall be paid to Landlord. The limits of the insurance required under this Lease shall not limit Tenant’s liability.

(d) Landlord, at its cost and expense, has purchased and maintained or will purchase and maintain: (i) a standard policy of “all risk” insurance with customary exclusions covering the Building in the full replacement cost of the Building, together with rent loss insurance and windstorm coverage (on a full replacement cost basis); and (ii) broad form commercial general liability insurance with a minimum combined single limit of liability of at least One Million Dollars ($1,000,000.00) written by companies authorized to do business in the State of New Jersey.

10. Indemnification.

(a) Tenant shall indemnify, defend, and hold Landlord harmless from and against any and all claims, losses, costs, liabilities, damages, and expenses including, without limitation, penalties, fines, and reasonable attorneys’ fees, to the extent incurred in connection with or arising from the use or occupancy or manner of use or occupancy of the Premises or any injury or damage caused by Tenant, Tenant Parties, or any person occupying the Premises through Tenant.

(b) Landlord shall indemnify, defend, and hold Tenant harmless from and against any and all claims, losses, costs, liabilities, damages, and expenses including, without limitation, penalties, fines, and reasonable attorneys’ fees, to the extent incurred in connection with or arising from: (i) any injury or damage caused by any grossly negligent or willful acts of Landlord; or (ii) a default by Landlord under this Lease.

(c) The terms of this Section 10 shall survive the expiration or termination of this Lease.

11. Damage and Destruction.

(a) If the Premises or any of the Common Areas are destroyed or damaged by fire or other casualty so that Tenant is unable to occupy the Premises for its Permitted Use and, in Landlord’s judgment reasonably exercised within thirty (30) days after the destruction or damage, repairs cannot be made within ninety (90) days after the date of the damage or destruction, Landlord may terminate this Lease effective as of the date of the damage or destruction by giving Tenant written notice within thirty (30) days of the date of the damage or destruction.

(b) If Landlord does not terminate this Lease as provided in Section 11(a) above, Landlord shall promptly rebuild, repair, and restore the Premises and the Building to their former condition, provided, however, that if Landlord has not completed such restoration within one hundred eighty (180) days after the date of the damage or destruction, Tenant may, at its option, terminate this Lease upon written notice to Landlord.

(c) If the damage or destruction renders all or part of the Premises uninhabitable or unusable, Fixed Rent shall proportionately abate commencing on the date of the damage or destruction and ending on the date the Premises are delivered to Tenant with Landlord’s restoration obligation substantially complete. The extent of the abatement shall be based upon the portion of the Premises rendered uninhabitable or unusable, inaccessible, or unfit for the Permitted Use.

(d) Notwithstanding anything to the contrary in this Lease, Landlord and Tenant mutually waive their respective rights of recovery against each other and each other’s officers, directors, constituent partners, agents, and employees, and Tenant waives such rights against each lessor under any ground or underlying lease and each lender under any mortgage or deed of trust or other lien encumbering the Property or any portion thereof or interest therein, to the extent any loss is or would be covered by fire, extended coverage, or other property insurance policies required to be carried under this Lease or otherwise carried by the waiving party, and the rights of the insurance carriers of such policy or policies are to be subrogated to the rights of the insured under the applicable policy. Each party shall cause its insurance policy to be endorsed to evidence compliance with such waiver.

12. Condemnation.

(a) If all of the Premises is condemned or taken in any permanent manner before or during the Term for any public or quasi-public use, or any permanent transfer of the Premises is made in avoidance of an exercise of the power of eminent domain (each of which events shall be referred to as a “taking”), this Lease shall automatically terminate as of the date of the vesting of title due to such taking. If a part of the Premises is so taken, this Lease shall automatically terminate as to the portion of the Premises so taken as of the date of the vesting of title as a result of such taking. If such portion of the Property is taken as to render the balance of the Premises unusable by Tenant for the Permitted Use, as reasonably determined by either Landlord or Tenant, this Lease may be terminated by Landlord or Tenant, as of the date of the vesting of title as a result of such taking, by written notice to the other party given within fifteen (15) days following notice to Landlord of the date on which said vesting will occur. If this Lease is not terminated as a result of any taking, Landlord shall restore the Building to an architecturally whole unit; provided, however, that Landlord shall not be obligated to expend on such restoration more than the amount of condemnation proceeds actually received by Landlord.

(b) Landlord shall be entitled to the entire award for any taking, including, without limitation, any award made for the value of the leasehold estate created by this Lease. No award for any partial or entire taking shall be apportioned, and Tenant hereby assigns to Landlord any award that may be made in any taking, together with any and all rights of Tenant now or hereafter arising in or to such award or any part thereof; provided, however, that nothing contained herein shall be deemed to give Landlord any interest in or to require Tenant to assign to Landlord any separate award made to Tenant for its relocation expenses, the taking of personal property and fixtures belonging to Tenant, the unamortized value of improvements made or paid for by Tenant, or the interruption of or damage to Tenant’s business.

(c) In the event of a partial taking that does not result in a termination of this Lease as to the entire Premises, Fixed Rent shall be equitably adjusted in relation to the portions of the Premises and Building taken or rendered unusable by such taking.

(d) If all or any portion of the Premises is taken for a limited period of time before or during the Term, this Lease shall remain in full force and effect; provided, however, that Fixed Rent shall abate during such limited period in proportion to the portion of the Premises taken by such taking. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking; provided, however, that nothing contained herein shall be deemed to give Landlord any interest in or to require Tenant to assign to Landlord any separate award made to Tenant for its relocation expenses, the taking of personal property and fixtures belonging to Tenant, the unamortized value of improvements made or paid for by Tenant, or the interruption of or damage to Tenant’s business. Any temporary taking of all or a portion of the Premises which continues for six (6) months shall be deemed a permanent taking of the Premises or such portion.

13. Assignment and Subletting.

(a) Neither Tenant nor any sublessee or assignee of Tenant, directly or indirectly, voluntarily or by operation of law, shall sell, assign, encumber, mortgage, pledge, or otherwise transfer or hypothecate all or any part of the Premises or Tenant’s leasehold estate hereunder (each such act is referred to as an “Assignment”), or sublet the Premises or any portion thereof or permit the Premises to be occupied by anyone other than Tenant (each such act is referred to as a “Sublease”), without Landlord’s prior written consent in each instance, which consent may be withheld or granted in Landlord’s sole discretion. Any Assignment or Sublease that is not in compliance with this Section 13 shall be void. The acceptance of rental payments by Landlord from a proposed assignee, sublessee, or occupant of the Premises shall not constitute consent to such Assignment or Sublease by Landlord.

(b) Any request by Tenant for Landlord’s consent to a specific Assignment or Sublease shall include: (i) the name of the proposed assignee, sublessee, or occupant; (ii) the nature of the proposed assignee’s, sublessee’s, or occupant’s business to be carried on in the Premises; (iii) a copy of the proposed Assignment or Sublease; and (iv) such financial information (in the event of an Assignment) and such other information as Landlord may reasonably request concerning the proposed assignee, sublessee, or occupant or its business. Landlord shall respond in writing, stating the reasons for any disapproval, within fifteen (15) days after receipt of all information reasonably necessary to evaluate the proposed Assignment or Sublease.

(c) No consent by Landlord to any Assignment or Sublease by Tenant, and no specification in this Lease of a right of Tenant to make any Assignment or Sublease, shall relieve Tenant of any obligation to be performed by Tenant under this Lease, whether arising before or after: (i) the Assignment or Sublease; or (ii) any extension of the Term (pursuant to exercise of an option granted in this Lease). The consent by Landlord to any Assignment or Sublease shall not relieve Tenant or any successor of Tenant from the obligation to obtain Landlord’s express written consent to any other Assignment or Sublease. No Assignment or Sublease shall be valid or effective unless the assignee or sublessee or Tenant shall deliver to Landlord a fully executed counterpart of the Assignment or Sublease and an instrument that contains a covenant of assumption by the assignee or agreement of the sublessee, reasonably satisfactory in substance and form to Landlord.

(d) Tenant shall pay to Landlord the reasonable amount of Landlord’s cost of processing every proposed Assignment or Sublease, including without limitation reasonable legal review fees and expenses, together with the reasonable amount of all direct and indirect expenses incurred by Landlord arising from any assignee, occupant, or sublessee taking occupancy (including, without limitation, security service, janitorial and cleaning service, and rubbish removal service).

(e) Notwithstanding the foregoing, provided that: (i) no Event of Default has occurred and is continuing; and (ii) no such transaction is undertaken with the intent of circumventing Tenant’s liability under this Lease, Tenant may assign this Lease to any affiliate or subsidiary of Tenant or in connection with a merger or other consolidation of Tenant and may sublease all or some portion of the Premises to an affiliate or subsidiary of Tenant without Landlord’s consent provided: (w) Tenant shall remain liable hereunder; (x) Tenant provides reasonable prior written notice to Landlord of such Assignment or Sublease; (y) after such transaction is effected, the tangible net worth (excluding goodwill) of the new tenant under this Lease is equal to or greater than the tangible net worth of Tenant as of the date of this Lease; and (z) Landlord shall have received an executed copy of all documentation effecting such transfer on or before its effective date.

14. Tenant’s Default. Each of the following events shall be an “Event of Default”  hereunder:

(a) Tenant’s failure to pay when due any installment of Rent.

(b) Tenant’s failure to perform, obey, or observe the rules and regulations and any covenant, condition, agreement, or other obligation of Tenant and such failure continues for a period of three (3) days after Landlord gives Tenant written notice thereof.

(c) The Premises become vacant and abandoned (other than in connection with a casualty under Section 11 or a condemnation under Section 12).

(d) Tenant’s disorderly conduct that destroys the peace and quiet of the Landlord or the other tenants or occupants at the Premises or in the neighborhood and such conduct continues for a period of three (3) days after Landlord gives Tenant written notice thereof.

(e) Tenant’s willful acts causing destruction, damage, or injury to the Premises.

(f) At Landlord’s option, the occurrence of any of the following:

(i) the appointment of a receiver to take possession of all or substantially all of the assets of Tenant or the Premises;

(ii) an assignment by Tenant for the benefit of creditors;

(iii) the filing of any voluntary petition in bankruptcy by Tenant, or the filing of any involuntary petition by Tenant’s creditors, which involuntary petition remains undischarged for a period of thirty (30) days;

(iv) the attachment, execution or other judicial seizure of all or substantially all of Tenant’s assets or the Premises, if such attachment or other seizure remains undismissed or undischarged for a period of thirty (30) days after the levy thereof;

(v) the admission of Tenant in writing of its inability to pay its debts as they become due;

(vi) the filing by Tenant of any answer admitting or failing timely to contest a material allegation of a petition filed against Tenant in any proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, or dissolution of Tenant or similar relief;

(vii) if within thirty (30) days after the commencement of any proceeding against Tenant seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future statute, law, or regulation, such proceeding shall not have been dismissed; or

(viii) the occurrence of any of the foregoing with respect to any guarantor of Tenant’s obligations under this Lease.

15. Landlord’s Remedies. Upon the occurrence of an Event of Default by Tenant that is not cured by Tenant within the applicable grace periods specified in Section 14 above, Landlord shall have all of the following rights and remedies in addition to all other rights and remedies available to Landlord at law or in equity:

(a) The right to terminate the Lease and Tenant’s right to possession of the Premises. If Landlord elects to terminate this Lease, everything contained in this Lease on the part of Landlord to be done and performed shall cease without prejudice, however, to the right of Landlord to recover from Tenant: (i) all Rent and other sums accrued up to the time of termination or recovery of possession by Landlord, whichever is later; (ii) all broker commissions; (iii) the cost of all improvements to the Premises incurred by Landlord in connection with the Lease; (iv) all Rent remaining to be paid under this Lease; and (v) any other amount necessary to compensate Landlord for all the damages caused by Tenant’s failure to perform its obligations under this Lease which amounts shall be considered Additional Rent (in addition to those costs set out in Section 4(h), Additional Rent shall include, without limitation, reasonable attorneys’ and accountants’ fees, costs of alterations of the Premises, interest costs, and brokers’ fees and any other costs and expenses incurred upon any reletting of the Premises). Landlord shall have all the rights and remedies for the collection of Additional Rent as are available to Landlord for the collection of the Fixed Rent pursuant to the terms of this Lease and as permitted by law.

(b) The right to accelerate and declare immediately due and payable the balance of all Rent and other charges that become due throughout the Term hereof, and Landlord may in its own name, but as agent for Tenant, assign, sublet or relet the Premises for any period equal to or greater or less than the remainder of the Term hereof for any sum which Landlord may deem reasonable to any lessee Landlord may select, and for any use or purpose which Landlord may designate. With or without terminating this Lease, Landlord may re-enter and take possession of the Premises and the provisions of this Section 15 shall operate as a notice to quit, any other notice to quit or of Landlord’s intention to re-enter the Premises being hereunder expressly waived. If necessary, Landlord may proceed to recover possession of the Premises under and by virtue of the laws of the State of New Jersey or by such other proceedings, including re-entry and possession, as may be applicable.

(c) The right to continue the Lease in effect after Tenant’s breach and recover Rent as it becomes due. Acts of maintenance or preservation, efforts to relet the Premises, or the appointment of a receiver upon Landlord’s initiative to protect its interest under this Lease shall not of themselves constitute a termination of Tenant’s right to possession.

(d) The right and power to enter the Premises and remove therefrom all persons and property, to store such property in a public warehouse or elsewhere at the cost of and for the account of Tenant, and to sell such property and apply the proceeds therefrom pursuant to applicable law.

(e) The right to have a receiver appointed for Tenant, upon application by Landlord, to take possession of the Premises, to apply any rental collected from the Premises, and to exercise all other rights and remedies granted to Landlord pursuant to this Section.

(f) The right to specific performance of any or all of Tenant’s obligations under this Lease and to damages for delay in or failure of such performance.

(g) Whether or not this Lease is terminated at the option of Landlord by reason of Tenant’s Event of Default, Landlord shall take all reasonable steps to mitigate damages. If the full rental provided herein plus the costs, expenses and damages hereafter described shall not be realized by Landlord, Tenant shall be liable for all damages sustained by Landlord, including, without limitation, deficiency in Fixed Rent and Additional Rent, reasonable attorneys’ fees, brokerage fees, and the expense of placing the Premises in first-class rentable condition. Landlord shall in no way be responsible or liable for any failure to relet the Premises or any part thereof, or any failure to collect any Rent due and/or accrued from such reletting, to the end and intent that Landlord may elect to hold Tenant liable for the Fixed Rent, Additional Rent, and any and all other items of cost and expense which Tenant shall have been obligated to pay throughout the remainder of the Term. Any damages or loss of Rent sustained by Landlord may be immediately recovered by Landlord, at Landlord’s option, at the time of the reletting, or in separate actions, from time to time, as said damages shall have been made more easily ascertainable by successive relettings, or, at Landlord’s option, may be deferred until the expiration of the Term, in which event Tenant hereby agrees that the cause of action shall not be deemed to have accrued until the date of expiration of the Term. The provisions contained in this Section 15(g) shall be in addition to, and shall not prevent the enforcement of, any claim Landlord may have against Tenant for anticipatory breach of this Lease.

(h) All rights and remedies available to Landlord hereunder or at law or in equity are expressly declared to be cumulative. The exercise by Landlord of any such right or remedy shall not prevent the concurrent or subsequent exercise of any such right or remedy. No delay in the enforcement or exercise of any such right or remedy shall constitute a waiver of any default by Tenant hereunder or of any of Landlord’s rights or remedies in connection therewith. Landlord shall not be deemed to have waived any default by Tenant hereunder unless such waiver is set forth in a written instrument signed by Landlord. If Landlord waives in writing any default by Tenant, such waiver shall not be construed as a waiver of any covenant, condition or agreement set forth in this Lease except as to the specific circumstances described in such written waiver. The rights hereunder granted to Landlord shall also be the rights of Tenant in the same manner as hereinabove provided for Landlord.

16. Subordination; Estoppel Certificates.

(a) This Lease shall be subject and subordinate at all times to: (i) all ground leases or underlying leases that may now exist or hereafter be executed affecting the Property or any portion thereof; (ii) the lien of any mortgage or other security instrument that may now exist or hereafter be executed in any amount for which the Property or any portion thereof, any ground leases or underlying leases, or Landlord’s interest or estate therein is specified as security; and (iii) all modifications, renewals, supplements, consolidations, and replacements thereof. The provisions of this Section shall be self-operative and no further instrument shall be required to effect the provisions of this Section.

(b) If any ground lease or underlying lease terminates for any reason or any mortgage, deed of trust, or other security instrument is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant, notwithstanding any subordination, shall attorn to and become the tenant of the successor in interest to Landlord at the option of such successor in interest. If any mortgage, deed of trust, or other security agreement is foreclosed, or Landlord’s interest under this Lease is conveyed or transferred in lieu of foreclosure, neither the mortgagee, beneficiary, nor any person or entity acquiring title to the Property as a result of foreclosure or trustee’s sale, nor any successor or assign of either of the foregoing, shall be: (i) liable for any default by Landlord; (ii) bound by or liable for any payment of Rent which may have been made more than five (5) days before the due date of such installment; (iii) subject to any defense or offset which Tenant may have to the payment of Rent or other performance under this Lease arising from any default by Landlord; or (iv) bound by any amendment or modification to this Lease made without the consent of such mortgagee if the consent of such mortgagee or beneficiary thereto is required.

(c) Within three (3) business days following a request by Landlord, Tenant agrees to execute any documents reasonably required to effectuate the foregoing subordination or such other reasonable and customary subordination, non-disturbance, and attornment agreement submitted by Landlord to Tenant, which documents may contain such other terms as any mortgagee or prospective mortgagee may reasonably require, or to make this Lease prior to the lien of any mortgage, deed of trust, or underlying lease, as the case may be.

(d) Tenant agrees to simultaneously give to any party holding a mortgage, deed of trust, or other security agreement encumbering the Property, by registered or certified mail, a copy of any notice of default served upon Landlord, provided Tenant has been notified in writing of the names and addresses of such mortgagee(s) and such parties shall have the same cure rights as Landlord has under this Lease.

(e) Tenant, at any time and from time to time, within seven (7) days after written request from the Landlord, shall execute, acknowledge and deliver to the other party, addressed to the other party and any prospective purchaser, ground or underlying lessor, or mortgagee or beneficiary of any part of the Property, an estoppel certificate in form and substance reasonably designated by the other party. It is intended that any such certificate may be relied upon by the party receiving same and any prospective purchaser, investor, ground or underlying lessor, or mortgagee or deed of trust beneficiary of all or any part of the Property.

17. End of Term; Holding Over.

(a) No later than the Lease Expiration Date, Tenant shall remove its Tenant-Owned Property (except as otherwise provided herein) and will peaceably yield up the Premises in broom clean condition. Notwithstanding the foregoing, Tenant shall not be responsible: (i) to repair the effects of normal wear and tear; (ii) for damage which is Landlord’s responsibility to repair; (iii) for damage by fire, the elements, or casualty (not caused by Tenant or any Tenant Party); and (iv) for damage which is the result of the misconduct or gross negligence of Landlord, its contractors, agents, employees, or invitees.

(b) If Tenant shall hold over after the Lease Expiration Date, Tenant shall pay Two Hundred percent (200%) of the Rent payable during the final full month of the Term (exclusive of abatements, if any) and Tenant’s occupancy shall otherwise be on the terms and conditions herein specified so far as applicable (but expressly excluding all renewal or extension rights). No holding over by Tenant after the Term shall operate to extend the Term. Any holding over with Landlord’s written consent shall be construed as a tenancy at sufferance or from month to month, at Landlord’s option. Any holding over without Landlord’s written consent shall entitle Landlord to re-enter the Premises as provided in Section 15, and to enforce all other rights and remedies provided by law or this Lease.

18. Security Deposit.

(a) Simultaneously with Tenant’s execution of this Lease, Tenant shall deposit with Landlord the Security Deposit as security for the performance by Tenant of all of Tenant’s obligations, covenants, conditions, and agreements under this Lease. Landlord shall not be required to maintain the Security Deposit in a separate account. If an Event of Default occurs under this Lease by Tenant, Landlord shall have the right, but not the obligation, to use, apply, or retain all or any portion of the Security Deposit for the payment of: (i) Fixed Rent, Additional Rent, or any other sum as to which Tenant is in default; or (ii) the amount Landlord spends or may become obligated to spend, or to compensate Landlord for any losses incurred by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, then within five (5) days after Landlord gives Tenant written notice, Tenant shall deposit with Landlord cash in an amount sufficient to restore the Security Deposit to the original amount. Tenant’s failure to do so shall constitute an Event of Default under this Lease.

(b) If Landlord transfers the Security Deposit to any purchaser or other transferee of Landlord’s interest in the Property, then Tenant shall look only to such purchaser or transferee for the return of the Security Deposit and Landlord shall be released from all liability to Tenant for the return of the Security Deposit.

19. Signs. Tenant may place its standard signs within the Premises. Landlord shall place Tenant’s name on the Building directory and shall install Tenant’s standard sign on the entrance doors to the Premises.

20. Parking. Landlord shall provide and maintain unreserved, self-park parking, illuminated spaces on the paved parking area adjacent to the Building for the exclusive use of Tenant’s employees and its invitees.

21. Notices. All notices or other communications required hereunder shall be in writing and shall be deemed duly given: (a) when delivered in person (with receipt therefor); (b) on the next business day after deposit with a recognized overnight delivery service; or (c) on the third (3rd) business day after being sent by certified or registered mail, return receipt requested, postage prepaid, to addresses of Landlord and Tenant set forth in Section 1. Either party may change its address for the giving of notices by notice given in accordance with this Section 21. A party’s refusal to accept delivery of any notice or communication sent by the other party shall not render such notice ineffective. Notwithstanding the foregoing, all bills, statements, invoices, consents, requests, or other communications from Landlord to Tenant with respect to Rent may be sent to Tenant by regular United States mail.

22. Miscellaneous Provisions.

(a) Landlord and Tenant each represent and warrant to the other that neither of them has employed or dealt with any broker, agent, or finder, other than Broker, in connection with this Lease. Tenant and Landlord shall each indemnify and hold harmless the other from and against any claim or claims for any broker’s fee or commission asserted by any broker, agent, or finder employed by Tenant, other than Broker. The provisions of this Section 22(a) shall survive the expiration or other termination of this Lease.

(b) Landlord, its agents, employees, and independent contractors shall have the right to enter the Premises upon not less than twenty-four (24) hours’ notice to (Except in an emergency): (i) inspect the Premises; (ii) supply any service or repair to be provided or performed by Landlord to Tenant; (iii) show the Premises to prospective purchasers, mortgagees, beneficiaries, or tenants; (iv) post notices of non-responsibility; (v) determine whether Tenant is complying with its obligations under this Lease; and (vi) alter, improve, or repair the Premises or any other portion of the Building. Notwithstanding the foregoing, Landlord shall not be required to provide prior notice to Tenant in the event of an emergency. Except to the extent caused by Landlord’s gross negligence or willful misconduct, Tenant waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, any right to abatement of Rent, or any other loss occasioned by Landlord’s exercise of any of its rights under this Section 22(b). To the extent reasonably practicable, any entry shall occur during normal business hours.

(c) The terms, covenants, and conditions contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and, except as otherwise expressly provided herein, their respective personal representatives and successors and assigns; provided, however, that upon the sale, assignment, or transfer by Landlord (or by any subsequent Landlord) of its interest in the Building or Property as owner or lessee, including, without limitation, any transfer upon or in lieu of foreclosure or by operation of law, Landlord (or subsequent Landlord) shall be relieved from all subsequent obligations or liabilities under this Lease, and all obligations subsequent to such sale, assignment, or transfer (but not any obligations or liabilities that have accrued prior to the date of such sale, assignment, or transfer) shall be binding upon the grantee, assignee, or other transferee of such interest. Any such grantee, assignee, or transferee, by accepting such interest, shall be deemed to have assumed such subsequent obligations and liabilities.

(d) If any provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall remain in effect and shall be enforceable to the full extent permitted by law.

(e) The terms of this Lease (including, without limitation, the Exhibits and Schedules to this Lease) are intended by the parties as a final expression of their agreement with respect to such terms as are included in this Lease and may not be contradicted by evidence of any prior or contemporaneous agreement, arrangement, understanding, or negotiation (whether oral or written). The parties further intend that this Lease constitutes the complete and exclusive statement of its terms, and no extrinsic evidence whatsoever may be introduced in any judicial proceeding involving this Lease. Neither Landlord nor Landlord’s agents have made any representations or warranties with respect to the Premises, the Building, the Property, or this Lease except as expressly set forth herein. The language in all parts of this Lease shall in all cases be construed as a whole and in accordance with its fair meaning and not construed for or against any party by reason of such party having drafted such language.

(f) Upon Tenant paying the Rent and performing all of Tenant’s obligations under this Lease, Tenant may peacefully and quietly enjoy the Premises during the Term as against all persons or entities claiming by, through, or under Landlord, subject, however, to the provisions of this Lease and to the priority of any mortgages or deeds of trust or ground or underlying leases referred to in Section 16.

(g) All of Tenant’s and Landlord’s covenants and obligations contained in this Lease which by their nature might not be fully performed or capable of performance before the expiration or earlier termination of this Lease shall survive such expiration or earlier termination. No provision of this Lease providing for termination in certain events shall be construed as a limitation or restriction of Landlord’s or Tenant’s rights and remedies at law or in equity available upon a breach by the other party of this Lease.

(h) The Laws of the State of New Jersey shall govern the validity, performance, and enforcement of this Lease. Tenant consents to personal jurisdiction and venue in the state and judicial district in which the Building is located. The courts of the state where the Building is located will have exclusive jurisdiction and Tenant hereby agrees to such exclusive jurisdiction.

(i) This Lease may only be amended, modified, or supplemented by an agreement in writing duly executed by both Landlord and Tenant.

(j) This Lease shall not be recorded in whole or in memorandum form by either party hereto without the prior written consent of the other. At the request of either party, and subject to the reasonable consent of the non-requesting party, Landlord and Tenant may execute a memorandum of lease and record it in the public land records.

(k) Landlord to allow tenant to use the existing workstations that are currently in the Premises. The furniture shall remain Landlord’s property through the lease term.

(l) Tenant to have access to both the fitness center and auditorium. Tenant must coordinate usage with SFA on-site management.

(m) LANDLORD AND TENANT KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY EITHER PARTY AGAINST THE OTHER IN ANY MATTER ARISING OUT OF THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, OR ANY CLAIM OF INJURY OR DAMAGE.

(n) DELIVERY OF THE LEASE TO EITHER PARTY SHALL NOT BIND ANY PARTY IN ANY MANNER, AND NO LEASE OR OBLIGATIONS OF LANDLORD OR TENANT SHALL ARISE UNTIL THIS INSTRUMENT IS SIGNED BY BOTH LANDLORD AND TENANT AND DELIVERY IS MADE TO EACH PARTY.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LANDLORD

SFA 50 Millstone Road, LLC

By:	/s/ Jeff Schneider
Name:	Jeff Schneider
Title:	Managing Principal

TENANT
Greenland Technologies Corporation

By:	/s/ Raymond Wang
Name:	Raymond Wang
Title:	CEO

EXHIBIT “A”

FLOOR PLAN

EXHIBIT “B”

RENT SCHEDULE

	Rate (per
	rentable
	square	Annual	Monthly
Period	foot)	Base Rent	Base Rent
Months 1-12	$23.50	$33,840	$2,820

TENANT TO PAY TENANT ELECTRIC AT A RATE OF $1.75 PSF PER ANNUM ($210 PER MONTH) AS ADDITIONAL RENT.

EXHIBIT “C”

LANDLORD’S WORK

1. Landlord (subject to the terms and provisions of Section 2 below) shall perform improvements to the Premises in accordance with Exhibit A, using Building standard methods, materials and finishes (collectively the “Landlord’s Work”). Landlord’s Work shall not include (a) wiring the Premises for telephone or data lines, (b) Tenant’s internal security or entry access system, and (c) any furniture, office equipment or appliances, even if depicted on any of the plans.

2. Landlord and Tenant agree that Landlord’s obligation to pay for the cost of Landlord’s Work (inclusive of the cost of preparing plans, obtaining permits, any work required by a governmental agency, and other related costs) shall be limited to Section 6 below (the “Maximum Budget Amount”). If Landlord’s Work exceeds the Maximum Budget Amount, Tenant shall pay to Landlord such excess costs, plus any applicable state sales or use tax thereon, within ten (10) days of demand therefor. If Tenant requests any other upgrades to Landlord’s Work, subject to Landlord’s approval, such upgrades shall be at Tenant’s sole cost and expense, including, without limitation, any expenditure incurred by Landlord as a result of governmental requirements due to or arising from said construction work, and Tenant shall pay to Landlord such excess costs, plus any applicable state sales or use tax thereon, within ten (10) days of demand therefor.

3. “Substantial Completion” means Landlord’s Work in the Premises is substantially completed (as reasonably determined by Landlord). Substantial Completion shall have occurred even though minor details of construction, decoration, and mechanical adjustments remain to be completed by Landlord, which Landlord agrees to complete within thirty (30) days thereafter.

4. “Tenant Delay Days” means each day of delay in the performance of Landlord’s Work that occurs (a) because Tenant fails to timely furnish any information or deliver or approve any required documents such as the plans (whether preliminary, interim revisions or final), pricing estimates, construction bids, and the like, (b) because of any change by Tenant to the plans, (c) because Tenant fails to attend any meeting with Landlord, the architect, any design professional, or any contractor, or their respective employees or representatives, as may be required or scheduled hereunder or otherwise necessary in connection with the preparation or completion of any construction documents, such as the plans, or in connection with the performance of Landlord’s Work, (d) because of any specification by Tenant of materials or installations in addition to or other than Landlord’s standard finish-out materials, or (e) because Tenant otherwise delays completion of Landlord Work.

5. This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under this Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the term of this Lease, whether by any options under this Lease or otherwise, unless expressly so provided in this Lease or any amendment or supplement to this Lease.

6. See Below:

SFA to Provide:

1.	Building standard materials and finishes.

a.	Paint the reception area with Sherwin Williams, “Direct Green” paint color, selected by Tenant.

b.	Paint remainder of space building standard white.

Tenant Responsibility:

1.	Any non-building standard upgrades.